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                                                                   Exhibit 10.30

                            TELEMARKETING AGREEMENT

     THIS AGREEMENT has been amended and entered into this 1 day of July, 1998 by and between RMH, with offices at 40 Morris Ave., Bryn Mawr, Pa. and BRANDDIRECT with offices at 101 Town Green, Wilton, CT 06897.


                                   ARTICLE I

                                     TERM

Section 1.01  Term and Renewal and Survival

This Agreement, together with Exhibit(s) A, B and C shall be effective on execution and shall continue thereafter, subject to the right of either party to terminate by giving written notice to the other at least sixty (60) days prior to the date of such termination. Article V, Sections 5.01 through 5.08 of this Agreement shall survive the termination of this Agreement and will continue to be in effect for a period of three (3) years following the effective date of termination by either party.

                                  ARTICLE II

                                RMH COVENAINTS

Section 2.01. Hiring and Training

RMH shall manage, direct, hire and train all personnel assigned to BRANDDIRECT projects, and RMH shall have sole responsibility for all salaries, wages and benefits of said employees.

Section 2.02. Facilities and Equipment

RMH shall provide all necessary facilities, telephone equipment and proper administrative and clerical support in furtherance of this Agreement.

Section 2.03. Records

RMH shall keep and maintain accurate and complete records of all services performed for BRANDDIRECT. These shall include, but not limited to, records of the number and type of telephone calls completed on behalf of BRANDDIRECT, the number of telephone line and labor hours (including break and off-line time) by Telemarketing Service Representative (TSR) used to complete such calls, the number and type of sales obtained as a result of such calls, clearly audible cassette recordings of all sales confirmations, and in addition complete hard copy records of all sales transactions, as well as, all data transmitted electronically by RMH to BRANDDIRECT.
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Section 2.04.  Confirmation Tapes

RMH shall retain all confirmation tapes for at least thirty-seven (37) months from the later of the completion date of each telemarketing campaign or the date this Agreement is terminated. Confirmation tapes must adhere to all standards outlined in BRANDDIRECT's Telemarketing Vendor Standards. Upon request, RMH shall make confirmation tapes available within 48 hours for inspection and/or copying by BRANDDIRECT.

Section 2.05.  Reporting

RMH shall, on a project basis, render to BRANDDIRECT a daily oral report of all gross calling results performed the previous day and/or evening. RMH shall, on a daily basis, render a written statement in a format mutually agreed upon by BRANDDIRECT and RMH, setting forth the number of telephone calls completed, the number of hours used to make such calls, the number of gross and net (after sales auditing and callback verification) sales obtained during the previous 48 hour period along with all other statistical information deemed appropriate and requested by BRANDDIRECT and RMH.

Where BRANDDIRECT has established certain project basis results criteria, RMH shall notify BRANDDIRECT immediately by telephone, and promptly by written statement of all difficulties encountered by RMH which may result in RMH inability to achieve such results criteria.

Section 2.06.  Script Revisions

RMH shall present, prior to use, any and all proposed revisions to the Telemarketing Service script(s), questions sheet(s), answer sheet(s), and objection sheet(s) to BRANDDIRECT for written approval by BRANDDIRECT and its CLIENTS. All such changes when approved in writing by BRANDDIRECT shall remain the sole property of BRANDDIRECT at all times. BRANDDIRECT makes no advance warranty that any proposed revisions will be accepted for use by BRANDDIRECT or its CLIENT and the use of any proposed change may be withheld by BRANDDIRECT or its CLIENT.

Section 2.07.  Quality Control

RMH shall adhere to BRANDDIRECT's Quality Control Guidelines for Telemarketing Services. These Guidelines are attached hereto as Exhibit "A" and are subject to change by written notification of RMH and at the sole option of BRANDDIRECT.

                                  ARTICLE III

                            BRANDDIRECT's COVENANTS

Section 3.01.  Script Approval

BRANDDIRECT and its CLIENTS shall provide, in writing, an approved Telemarketing Service script, question, answer and objection sheet for RMH to use for training and sales generation.

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RMH agrees to use only the approved Telemarketing Service Script verbatim, except as provided in Section 2.06 above.

                                  ARTICLE IV

                                     FEES

Section 4.01.  Line Hour Fee

BRANDDIRECT agrees that in consideration of RMH providing to BRANDDIRECT those functions described in ARTICLE II above, BRANDDIRECT shall pay RMH in accordance to the following payment schedule:


Gross Sale Per TM Hour                                   Rate Per TM Hour
----------------------                                   ----------------

[REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT]     [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT]
[REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT]     [REDACTED DUE TO REQUEST FOR CONFIDENTIAL TREATMENT]




     Rates will be paid on a net sales per logged system hour basis, per invoice period, per campaign. "Net Sale" means any order received by RMH for BRANDDIRECT's products with respect to which RMH transmits complete order information to BRANDDIRECT. No payment will be made for breaks, training, or time not logged onto the system in furtherance of sales made on behalf of BRANDDIRECT. Payment is net 60 days from date of receipt. All invoices must be submitted to Accounts Payable, BRANDDIRECT, 101 Town Green, Wilton, CT 06897.

Section 4.02   Program Performance

If a program is performing at under one (1) sale per hour, then RMH is not to call more than 50 total hours a day without first notifying BRANDDIRECT. BRANDDIRECT will not pay for any hours over the maximum 50 hours a day allowed. RMH must receive written consent from BRANDDIRECT to call beyond the 50 hour maximum on any program that performs below (1) sale per hour.

                                   ARTICLE V

                     GENERAL MATTERS RELATLNG TO AGREEMENT

Section 5.01.  Confidentiality of Names and Information     (Non-Disclosure
Agreement)

RMH agrees that all names and information supplied to, enhanced by or collected by RMH on behalf of BRANDDIRECT are the sole property of BRANDDIRECT, and/or its CLIENT and are of valuable, confidential and proprietary nature, and that RMH and its employees, agents or suppliers warrant to BRANDDIRECT that they shall at all times maintain the confidentiality of such names and information. RMH acknowledges that all names and information submitted by BRANDDIRECT are the sole property of BRANDDIRECT and/or its CLIENT. RMH further agrees that it will not in any way duplicate any of the names, information, or solicitation

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materials, nor will it sell, rent or in any way release the names or information to any third party for any reason whatsoever without the prior written consent of BRANDDIRECT.

Section 5.02.  Audits

RMH hereby grants to BRANDDIRECT and its representatives the unconditional right and power to audit or review RMH's financial books, transaction records, confirmation tapes and all other documents and data that relate to the terms and conditions of this Agreement.

Section 5.03.  Compliance With Laws and Regulations

RMH represents that it has obtained, where required by law or regulatory authority, all permits, licenses and approvals necessary in each state for it to conduct the Telemarketing Services, or, alternatively, that it is exempt from obtaining same. Upon request, RMH will provide BRANDDIRECT with copies of all such permits, licenses and approvals and, in the case of exemptions, satisfactory proof of the applicability of such exemptions.

Section 5.04.  Indemnification

Both parties agree to indemnify and hold the other party, its shareholders, officers, directors, employees, agents and its clients harmless against any and all actions, claims, litigation (including attorney's costs and fees), damages, fines, or disciplinary actions by any federal, state or local governmental agency, including but not limited to state insurance departments, and any and all other individuals which may arise as a result of either party's failure to perform in accordance with the terms of this Agreement.

Because it is critical that RMH faithfully perform its obligations with respect to record-keeping, and because the harm that would result from RMH's failure to perform its obligations under Section 2.03 and 2.04 to make required records and tapes available to BRANDDIRECT within 48 hours of request might not be susceptible of precise calculation, any violation of those provisions shall entitle BRANDDIRECT to liquidated damages in the amount of $5000 per day for each calendar day that RMH fails to produce requested records and/or tapes, up to a maximum of $100,000, in addition to any other remedies available under this Agreement or otherwise. The parties stipulate and agree that this is a reasonable approximation of the actual damages BRANDDIRECT will suffer in the event of a violation, and that proof of the existence or amount of actual damages shall not be required.

Section 5.05.  Independent Contractor

Except as specifically provided in this Agreement, the parties hereto shall be considered independent contractors with respect to each other and, as such, this Agreement does not constitute either party as an employee, partner or legal representative of the other party or BRANDDIRECT's CLIENTS for any purpose whatsoever. RMH shall not have the right to bind BRANDDIRECT or to transact any business in BRANDDIRECT's name or the names of BRANDDIRECT's CLIENTS other than as provided in this Agreement.

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Section 5.06.  Assignment

Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned, in whole or in part, by either of the parties without the prior written consent of the other party. Any attempt to assign or transfer this Agreement or any of the rights or obligations under this Agreement is prohibited, provided that (a) nothing herein shall preclude BRANDDIRECT or RMH from assigning its rights and duties hereunder without notice to a subsidiary or an affiliate, whether now existing or hereafter formed, and (b) neither a change in control nor an assignment by operation of law shall be deemed an assignment hereunder.

Subject to the limitations contained in this Section 5.06, the terms and conditions of this Agreement shall bind and inure to the benefit of each of the respective successors and assigns of the parties hereto.

Section 5.07.  Entire Agreement

There are no other Telemarketing Agreements, representations, guarantees or understandings, either oral or in writing, between the parties to this Agreement. No changes to this Agreement shall be valid or binding upon either party unless such changes are approved in writing by both parties.

Section 5.08.  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates indicated below. Dated this ____ day of ________ 1998.

R.MH                                BRANDDIRECT


BY: ____________________________    BY: ____________________________________
    (COMPANY REPRESENTATIVE)                   Rick Pines
                                        Senior Vice President, Telemarketing


DATE:          7/29/98              DATE: __________________________________
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